Exhibit 99.1

Regency Centers Reports Second Quarter Results
Operating Fundamentals Continue Forward Momentum

JACKSONVILLE, Fla. (July 31, 2012) - Regency Centers Corporation (NYSE:REG; the “Company”) announced today financial and operating results for the quarter ended June 30, 2012.

Earnings

Regency reported Core Funds From Operations (Core FFO) for the second quarter of $62.5 million, or $0.69 per diluted share, compared to $50.5 million and $0.56 per diluted share for the same period in 2011. For the six months ended June 30, 2012 Core FFO was $118.7 million, or $1.32 per diluted share, compared to $101.4 million, or $1.15 per diluted share, for the same period last year.

Regency reported net income attributable to common stockholders for the second quarter of $5.7 million, or $0.06 per diluted share, compared to net income of $12.9 million, or $0.14 per diluted share, for the same period in 2011. Net income for the six months ended June 30, 2012 was $18.9 million, or $0.21 per diluted share, compared to $15.0 million, or $0.17 per diluted share, for the same period last year.

Funds From Operations (FFO) for the second quarter was $61.3 million, or $0.68 per diluted share. For the same period in 2011, the Company reported FFO of $55.1 million, or $0.61 per diluted share. For the six months ended June 30, 2012 FFO was $111.2 million, or $1.24 per diluted share, compared to $107.8 million, or $1.23 per diluted share, for the same period last year.

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company's financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income as a measure of liquidity. An additional performance measure used by Regency, Core FFO, represents FFO as defined above, excluding, but not limited to, transaction income or expense, gains or losses from the early extinguishment of debt and other one-time items. The Company provides a reconciliation of FFO to Core FFO.

Operations

For the three months ended June 30, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 94.0%

•	Percent leased, all properties: 93.1%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 3.6%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 2.1%

•	Leasing transactions, including in-process developments: 542 new and renewal lease transactions for a total of 1.6 million square feet

For the six months ended June 30, 2012, Regency's results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 94.0%

•	Percent leased, all properties: 93.1%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 3.8%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 2.4%

•	Leasing transactions, including in-process developments: 947 new and renewal lease transactions for a total of 2.8 million square feet

Investments

Portfolio Transaction

On July 25, 2012, Regency closed on the previously announced sale (“Portfolio Transaction”) of a 15-property portfolio (the “Portfolio”) to an affiliate of Blackstone Real Estate Partners VII for total consideration of $321.0 million, representing a weighted average cap rate of 8.1%. The Portfolio was 90.3% leased, included 2.1 million leasable square feet and was unencumbered by debt. All properties were wholly owned by the Company.

Regency will maintain a $47.5 million preferred equity investment in the Portfolio, which will earn an annual preferred return of 10.5%. This preferred investment can be redeemed after 12 months by Regency and after 18 months by either party. The Company will not continue to provide leasing or management services for the Portfolio.

Other Property Transactions

During the quarter, Regency sold two wholly owned and two co-investment operating properties at a gross sales price of $99.0 million representing a weighted average cap rate of 7.8%. Regency's share of the sales price was $38.3 million. Also, Regency sold three out parcels at a gross sales price of $2.9 million. Subsequent to quarter end, the Company sold two co-investment operating properties for a gross sales price of $39.9 million representing a weighted average cap rate of 8.1%. Regency's share of the sales price was $16.0 million.

During the quarter, Regency and a co-investment partner purchased one property at a gross purchase price of $13.8 million and a cap rate of 8.3%. Regency's share of the purchase price was $6.9 million.

Developments and Redevelopments

At June 30, 2012, the Company had 11 projects in development with estimated net development costs of $282.3 million. Additionally, Regency had three redevelopment projects in process with estimated net incremental costs, including its pro-rata share of co-investment partnerships, of $13.3 million.

Capital Markets

Unsecured Term Loan

Subsequent to quarter end, Regency used proceeds from the Portfolio Transaction to repay the $150 million funded balance on its $250 million unsecured term loan. Additionally, the Company retained its option to draw the remaining $100 million and extended, by six months, the expiration of this option to January 11, 2013. No additional fees were incurred to effectuate this extension.

Dividend

On July 27, 2012, the Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.4625 per share, payable on August 29, 2012 to shareholders of record on August 15, 2012.

2012 Guidance

The Company has updated certain components of its 2012 earnings and valuation guidance as a result of increased dispositions and continued improvement in operating fundamentals. Some of these changes are summarized below. Please refer to the Company's second quarter 2012 supplemental information package for the complete list of updates.

Full Year 2012 Guidance
	Previous Guidance	Updated Guidance
Core FFO/share - 2012	$2.42 - $2.54	$2.42 - $2.48
FFO/share - 2012	$2.30 - $2.42	$2.30 - $2.36
Same property NOI growth - without termination fees (a)	2.0% - 3.25%	2.8% - 3.8%
Same property percent leased - at period end (a)	93.25% - 94.25%	93.5% - 94.5%
Dispositions (a) ( $ Millions)	$200-$300	$400-$500

(a) wholly owned and Regency’s pro-rata share of co-investment partnerships

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

All numbers are per share except weighted average shares

Funds From Operations Guidance:	Full Year 2012
Net income attributable to common stockholders	$0.32	0.38
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	1.98	1.98
Funds From Operations	$2.30	2.36
Adjustments to reconcile FFO to Core FFO:
One-time additional preferred dividend payment	$0.02	0.02
Gain on redemption of preferred units	(0.02)	(0.02)
Original preferred stock issuance costs expensed	0.09	0.09
All other non-recurring items	0.03	0.03
Core Funds From Operations	$2.42	2.48
Weighted average shares (000's)	89,775

Conference Call

In conjunction with Regency's second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Wednesday, August 1, 2012 at 12:00 p.m. EDT on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its second quarter 2012 supplemental information package that may help investors estimate earnings for 2012. A copy of the Company's second quarter 2012 supplemental information will be available on the Company's web site at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2012. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Core Funds From Operations-Actual (in thousands)

For the Periods Ended June 30, 2012 and 2011	Three Months Ended		Year to Date
	2012	2011	2012	2011
Net income attributable to common stockholders	$5,697	12,861	$18,878	15,046
Adjustments to reconcile to Funds from Operations:
Depreciation and amortization - consolidated real estate	28,210	27,055	56,249	56,862
Depreciation and amortization - unconsolidated partnerships	10,778	10,889	21,877	22,230
Consolidated JV partners' share of depreciation	(182)	(247)	(362)	(382)
Provision for impairment	22,509	—	22,509	4,580
Amortization of leasing commissions and intangibles	4,027	3,956	8,039	8,337
Gain on sale of operating properties, net of tax	(9,777)	(6)	(16,078)	(25)
(Income) loss from deferred compensation plan, net	40	508	(11)	1,056
Noncontrolling interest of exchangeable partnership units	22	37	77	50
Funds From Operations	61,324	55,053	111,178	107,754
Dilutive effect of share-based awards	(182)	(198)	(376)	(403)
Funds From Operations for calculating Diluted FFO per Share	$61,142	54,855	$110,802	107,351
Funds From Operations	$61,324	55,053	$111,178	107,754
Adjustments to reconcile to Core Funds from Operations:
Development and outparcel loss (gain), net of dead deal costs and tax	108	381	(1,221)	(1,344)
Provision for impairment	999	—	999	—
Provision for hedge ineffectiveness	15	—	11	—
Gain on early debt extinguishment	4	21	4	(2)
Original preferred stock issuance costs expensed	—	—	7,835	—
Gain on redemption of preferred units	—	—	(1,875)	—
One-time additional preferred dividend payment	—	—	1,750	—
Transaction fees and promotes	—	(5,000)	—	(5,000)
Core Funds From Operations	62,450	50,455	118,681	101,408
Dilutive effect of share-based awards	(182)	(198)	(376)	(403)
Core Funds From Operations for calculating Diluted Core FFO per Share	$62,268	50,257	$118,305	101,005
Weighted Average Shares For Diluted FFO per Share	89,717	89,648	89,677	87,505

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At June 30, 2012, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.